Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Medicine Man Technologies, Inc. on Form S-1/A2, of my report dated April 1, 2015 (except for the effects on the financial statements of the restatement described in Notes 3, as to which the date is May 28, 2015) on the financial statements of Medicine Man Technologies, Inc. for the year ended December 31, 2014.

In addition, I consent to the reference to me under the heading "Experts" in the Registration Statement.

/s/ B.F. Borger CPA PC

Certified Public Accountants

Lakewood, Colorado

July 10, 2015, except for the effects on the financial statements of the restatement described in Notes 3, as to which the date is May 28, 2015